Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC Holdings plc
8 Canada Square
London
E14 5HQ

We consent to the incorporation by reference in the registration statement on Form F-4 (copy attached) of our report dated 28 February 2005, with respect to the consolidated balance sheets of HSBC Holdings plc and its subsidiary undertakings as at 31 December 2004 and 2003, and the related consolidated profit and loss accounts, statements of total consolidated recognised gains and losses, reconciliations of movements in consolidated shareholders’ funds and consolidated cash flow statements for each of the years in the three-year period ended 31 December 2004, which report appears in the 31 December 2004 annual report on Form 20-F of HSBC Holdings plc.

(Signed) KPMG Audit Plc	12 July 2005

London, England

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